UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 15, 2014

Date of Report (Date of earliest event reported)

DIGITAL CINEMA DESTINATIONS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35510	27-3164577
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 East Broad Street Westfield, New Jersey		07090
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (908) 396-1360

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On August 15, 2014, Digital Cinema Destinations Corp., a Delaware corporation (the “Company”), completed its merger (the “Merger”) with Badlands Acquisition Corporation (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Carmike Cinemas, Inc., a Delaware corporation (“Purchaser”), pursuant to that certain Agreement and Plan of Merger, dated May 15, 2014, by and among Purchaser, Merger Sub and the Company (the “Merger Agreement”). As a result of the Merger, the Company is now a wholly-owned subsidiary of Purchaser.

Item 1.02	Termination of a Material Definitive Agreement.

On August 15, 2014, in conjunction with the closing of the Merger, the Company terminated its existing Loan Agreement, dated as of September 28, 2012, by and among the Company, certain subsidiaries of the Company, and Northlight Trust I. At the time of termination, there was no outstanding balance under the Credit Agreement. In connection with such termination, all liens that Northlight Trust I held on assets of the Company were released and terminated.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introductory Note above in this Current Report is incorporated by reference herein in response to this Item 2.01. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), was cancelled and converted into the right to receive 0.1765 shares of Purchaser common stock and cash in lieu of fractional shares, without interest and less any applicable withholding taxes (the “Merger Consideration”), except for shares of Common Stock held by (i) Start Media/Digiplex, LLC, which survived the Merger and are indirectly owned by Purchaser, and (ii) the Company, Purchaser, Merger Sub or any of their respective subsidiaries, which shares were automatically cancelled without consideration being exchanged therefor. Additionally, at the Effective Time, each restricted stock unit (“RSU”) that was outstanding and unvested immediately prior to the Effective Time became fully vested and converted to the right to receive the Merger Consideration.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the NASDAQ stock market (“NASDAQ”) on August 15, 2014, that each share of Common Stock was cancelled and automatically converted into the right to receive the Merger Consideration (except for shares of Common Stock held by (i) Start Media/Digiplex, LLC, which survived the Merger and are indirectly owned by Purchaser, and (ii) the Company, Purchaser, Merger Sub or any of their respective subsidiaries, which shares were automatically cancelled without consideration being exchanged therefor), and requested that NASDAQ file with the Securities and Exchange Commission an application on Form 25 to delist and deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). NASDAQ filed the Form 25 on August 15, 2014. Trading of the Common Stock on NASDAQ was suspended as of the closing of trading on August 15, 2014. The Company will file with the Securities and Exchange Commission a Certification on Form 15 under the Exchange Act, requesting that the Common Stock be deregistered and that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 2.01 above in this Current Report is incorporated by reference herein in response to this Item 3.03.

Item 5.01	Changes in Control of Registrant.

The information set forth in Item 2.01 above in this Current Report is incorporated by reference herein in response to this Item 5.01. As a result of the Merger, the Company became a wholly-owned subsidiary of Parent, which constituted a change of control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, all the directors of the Company prior to the Merger voluntarily resigned from the Company’s board of directors effective as of the Effective Time, and at the Effective Time, Daniel E. Ellis was appointed as the sole director of the Company.

At the Effective Time, the officers of Merger Sub (Richard B. Hare, Vice President , and Daniel E. Ellis, President and Secretary) became the sole officers of the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Effective Time, the certificate of incorporation and bylaws of Merger Sub immediately prior to the Merger became the certificate of incorporation and bylaws of the Company (except with respect to the name of the Company), each in accordance with the terms of the Merger Agreement.

Copies of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are attached hereto as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated by reference into this Item 5.03.

Item 5.07	Submission of Matters to a Vote of Security Holders.

In connection with the Merger, a special meeting of the Company’s stockholders was held on August 13, 2014. At the special meeting, the Company’s stockholders approved the following proposals:

(1) A proposal to adopt the Merger Agreement, as it may be amended from time to time.

For	Against	Abstain
12,744,942	72,127	123,186

(2) A proposal to approve, on a non-binding, advisory basis, of the “golden parachute” compensation that will or may be paid by the Company or its named executive officers in connection with the Merger.

For	Against	Abstain
12,239,964	505,267	195,024

(3) A proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval and adoption of the Merger Agreement.

For	Against	Abstain
12,829,715	103,540	7,000

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated Certificate of Incorporation of Digital Cinema Destinations Corp.

3.2	Amended and Restated Bylaws of Digital Cinema Destinations Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Cinema Destinations Corp.

Dated: August 18, 2014	By:	/s/ Daniel E. Ellis
	Name:	Daniel E. Ellis
	Title:	President and Secretary